UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report: May 15, 2014
(Date of earliest event reported)

FORESTAR GROUP INC.
(Exact name of registrant as specified in its charter)

Delaware	Commission File Number	26-1336998
(State or other jurisdiction of incorporation or organization)	001-33662	(I.R.S. Employer Identification No.)

6300 Bee Cave Road, Building Two, Suite 500
Austin, Texas 78746
(Address of principal executive offices) (zip code)

(512) 433-5200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

The information set forth under Item 2.03 of this Current Report on Form 8-K with respect to the Credit Agreement (as defined herein) is hereby incorporated into this Item 1.01 by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

On May 15, 2014, Forestar Group Inc. (the “Company”) entered into (a) a Second Amendment to the Second Amended and Restated Revolving and Term Credit Agreement among the Company; Forestar (USA) Real Estate Group Inc. (“Borrower”), and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto (the “Second Amendment”) and (b) a Third Amended and Restated Revolving Credit Agreement among the Company; Borrower, and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender, LC issuer and agent; the lenders party thereto; and the other parties thereto (the “Credit Agreement”) in order to consolidate previous amendments and to effect the principal amendments described below.

The purpose of the Second Amendment is to effect the amendment and restatement of the Credit Agreement, which incorporates the following principal amendments:

•	Increase the revolving loan commitment from $200 million to $300 million, subject to the ability to further increase the facility by up to $200 million by securing additional commitments;

•	Extend the maturity date to May 15, 2017, with two one-year extension options;

•	Increase the minimum interest coverage ratio from 1.50x to 2.50x;

•	Eliminate the collateral value to loan commitment ratio covenant; and

•	Increase the maximum total leverage ratio from 40% to 50%.

Interest continues to be charged at LIBOR plus 4.0% or, at our option, a base rate plus spread by reference to the KeyBank prime rate, Federal Reserve Bank of New York federal funds rate or 30-day LIBOR rate. Distributions are permitted if, on a pro forma basis, all of the following are satisfied: leverage is less than 40%, interest coverage is greater than 3.0x, and liquidity is greater than or equal to $125 million. In addition, discretionary capital expenditures in excess of $5 million per quarter are restricted if the ratio of revenues to capital expenditures is less than 0.80x for the four-quarter period most recently ended or less than 1.0x (but greater than or equal to 0.80x) for the two consecutive four-quarter periods most recently ended.

 All borrowings under the Credit Agreement are principally secured by (a) mortgages on the timberland, high value timberland and raw entitled land (as defined in the Credit Agreement), as well as pledges of other rights, including certain oil and gas operating properties, (b) assignments of current and future leases, rents and contracts, (c) a security interest in the Company’s primary operating account, (d) a pledge of the equity interests in current and future material operating subsidiaries and most of the Company’s majority-owned joint venture interests, or if such pledge is not permitted, a pledge of the right to distributions from such entities to the extent permitted, and (e) a pledge of reimbursements, hotel occupancy and other revenues payable to the Company from special improvement district tax collections in connection with the Company’s Cibolo Canyons project. The Company and its subsidiaries are also subject to a negative pledge (without the requirement for a mortgage) on other assets. The Credit Agreement provides for releases of collateral provided that borrowing base compliance is maintained.

 Some of the lenders under the credit facility and their affiliates have or may have had customary banking relationships with the Company based on the provision of a variety of financial services, including cash management, investment banking, and equipment financing and leasing services, none of which are material individually or in the aggregate with respect to any individual party.

The foregoing summary of the Credit Agreement amendment does not purport to be complete and is qualified in its entirety by reference to the text of the Second Amendment filed as Exhibit 10.1 and Credit Agreement filed as Exhibit 10.2 to this Form 8-K and incorporated by reference herein.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description of Exhibit

10.1
Second Amendment to the Second Amended and Restated Revolving and Term Credit Agreement dated May 15, 2014, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto.

10.2
Third Amended and Restated Revolving Credit Agreement dated May 15, 2014, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender, LC issuer and agent; the lenders party thereto; and the other parties thereto.

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FORESTAR GROUP INC.

Date:	May 16, 2014	By:	/s/ Christopher L. Nines
			Name:	Christopher L. Nines
			Title:	Chief Financial Officer and Treasurer

EXHIBIT INDEX

Exhibit No.	Description of Exhibit

10.1
Second Amendment to the Second Amended and Restated Revolving and Term Credit Agreement dated May 15, 2014, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender and agent; the lenders party thereto; and the other parties thereto.

10.2
Third Amended and Restated Revolving Credit Agreement dated May 15, 2014, by and among the Company; Forestar (USA) Real Estate Group Inc. and certain of its wholly-owned subsidiaries signatory thereto; KeyBank National Association, as lender, swing line lender, LC issuer and agent; the lenders party thereto; and the other parties thereto.

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